NEWS RELEASE

Kaman Corporation Bloomfield, CT USA P (860) 243-7100 www.kaman.com

KAMAN CORPORATION ANNOUNCES $100 MILLION
SHARE REPURCHASE PROGRAM

BLOOMFIELD, Connecticut (April 29, 2015) – (NYSE:KAMN)  Kaman Corporation announced today that its board of directors has authorized a new stock repurchase program of up to $100 million. The company intends to purchase shares to limit future dilution from the issuance of shares under its employee stock plans.

"This new repurchase authorization combined with our strong and recently increased dividend reinforces our continued commitment to delivering increased shareholder value," said Robert Starr, Senior Vice President and Chief Financial Officer.  "It also reflects our increased cash flow generation and strong financial position.  While our first priority with purchases will be to limit dilution from employee stock plans, the board has given us flexibility to purchase additional shares if conditions warrant."

The method, timing, and amount of shares repurchased under the new repurchase authorization will depend on several factors, including market conditions, capital and liquidity requirements, and alternative uses for cash available.  Purchases may be made in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions.  The new repurchase authorization replaces the authorization approved in November 2000.

About Kaman Corporation

Kaman Corporation (NYSE:KAMN), which was founded in 1945 by aviation pioneer Charles H. Kaman is headquartered in Bloomfield, Connecticut.  Kaman conducts business in the aerospace and distribution markets.  The Company is a leading distributor of industrial parts, and operates more than 250 customer service centers and five distribution centers across the United States and Puerto Rico.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Kaman also provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

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Contact:
Eric Remington
VP, Investor Relations
(860) 243-6334
eric.remington@kaman.com